EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com For more information contact Bill Retterath or Mark Steinkamp at (800) 605-DAKT (3258)

Daktronics, Inc. announces record quarterly results
Quarter marks second consecutive period of record sales and net income

        Brookings, S.D. — November 18, 2003 — Daktronics, Inc. (Nasdaq — DAKT), a worldwide leader in the scoreboard, electronic display and large screen video display industry, announced record fiscal 2004 second quarter net sales of $58.3 million and net income of $6.7 million or $.34 per diluted share, compared with second quarter net sales of $48.1 million and net income of $4.0 million, or $.21 per diluted share, one year ago. Both sales and net income were the highest of any quarter in the Company’s history, the second consecutive period of record quarterly sales and net income.

        Net sales, net income and earnings per share for the six months ended Nov. 1, 2003, were $107.2 million, $11.0 million, and $.55 per diluted share, respectively, compared to $92.2 million, $7.2 million, and $.37 per diluted share, respectively, for the same period one year ago.

        Backlog at the end of the quarter was approximately $39 million, compared with a backlog of approximately $51 million at the end of the second quarter last fiscal year. The timing of large orders can cause significant fluctuations in the Company’s backlog.

        “Our record performance on the top line for the quarter included double digit rates of growth in all three of our major markets, with the largest rate of increase in the commercial market, led by growth with our national account customers,” said Jim Morgan, president and CEO of Daktronics. “Our international business also showed strong results, primarily in the sports markets. Finally, as a percent of sales, our standard order business was extremely strong, in both commercial and smaller sports facilities, which contributed to our record gross margin,” Morgan stated.

        “During the quarter, we completed a number of college and National Football League installations and continued work on some other major facilities including Glendale Arena, the future home of the Phoenix Coyotes; the Metrodome, home of the Minnesota Twins, Minnesota Vikings and the University of Minnesota; and Arena Monterrey in Mexico,” Morgan said.

        Gross profit margin for the quarter was 37.3 percent as compared to 32.8 percent for the second quarter of the prior year. The increase was the result of a number of factors, including a greater percentage of net sales in standard products, primarily in the commercial market; the continued effects of declines in raw materials pricing; product development efforts aimed at reducing product costs; and project management improvements which continue to realize significant savings on installation costs on multiple projects. As a result of the Company's ability to hold down operating costs for the quarter, it was able to add the benefits of gross margin improvement to the bottom line, creating an operating margin of approximately 19 percent and a net income margin of approximately 11 percent, both records for the Company.

        “Our backlog at the end of the quarter was down compared to one year ago,” Morgan said. “However, given the projects we have under letters of intent, which are not included in backlog at the end of the quarter, we are expecting higher sales in the third quarter of the current fiscal year than we had in the prior year. We are estimating net sales for the third quarter of fiscal year 2004 to range from $40 to $46 million, with earnings in the range of $.09 to $.16 per share, “We are affirming our fiscal year net sales estimates of $195 million to $210 million. Achievement of these results depends on a number of factors, such as a continuation of favorable order bookings and an expectation that economic conditions will continue to improve,” stated Morgan.

        “For the third quarter, we are estimating that gross profit margins will exceed the 32.3 percent we achieved in the third quarter of fiscal year 2003, but will be lower than the level of the second quarter of fiscal year 2004,” said Bill Retterath, chief financial officer.

        “As a result of the opportunities in the sports marketing area, we could also see a growth in long term receivables, continuing the trend during the most recent quarter. Finally, we made a number a key investments in manufacturing during the last quarter including an expansion of our manufacturing area into the building we purchased in fiscal year 2001 and purchases of equipment in our electronic assembly area,” Retterath said.

        Noteworthy sports projects booked in the second quarter include display systems for Springdale High School, Springdale, Ark.; St. Mary’s University, San Antonio, Texas; City of Gary, Ind.; Florida State University, Tallahassee, Fla.; University of Tennessee, Knoxville, Tenn.; East Carolina University, Greenville, N.C.; Fresno State University, Fresno, Calif.; University of Arkansas, Fayetteville, Ark.; Marshall University, Huntington, W.V.; University of Montana, Missoula, Mont.; University of Missouri, Columbia, Mo.; Reading Phillies, Reading, Pa.; HP Pavilion, San Jose, Calif.; and four stadiums in Qatar. Noteworthy commercial and transportation orders booked in the second quarter include Gold Coast Hotel and Casino in Las Vegas, Nev.; Immke Auto Group, Dublin, Ohio; Cunberland Gap Tunnel Authority, Middlesboro, Ky; North Carolina DOT, Raleigh, N.C.; Illinois State Tollway, Downers Grove, Ill.; New Jersey DOT, Trenton, N.J.; Cal Train, San Carlos, Calif.; Rhode Island DOT, Providence, R.I.; Connecticut DOT, Newington, Conn.; and Continental Airlines, Houston, Texas.

        The Company will webcast its quarterly conference call at 10:00 am (central) on Wednesday, Nov. 19. To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows(R)Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on Nov. 20. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21164482. International callers can dial 402-977-9140 and enter code 21164482 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays, and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and celebrates its 35th year in business in 2003. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Six Months Ended
	November 1,	November 2,	November 1,	November 2,
	2003	2002	2003	2002
	(13 weeks)	(13 weeks)	(26 weeks)	(27 weeks)
Net sales	$58,307	$48,074	$107,224	$92,181
Cost of goods sold	36,557	32,288	67,918	61,071

Gross profit	21,750	15,786	39,306	31,110

Operating expenses:
Selling	6,447	5,974	12,876	12,781
General and administrative	2,214	1,683	4,336	3,335
Product design and development	2,079	1,721	4,284	3,551

	10,740	9,378	21,496	19,667

Operating income	11,010	6,408	17,810	11,443

Nonoperating income (expense):
Interest income	236	148	463	332
Interest expense	(89)	(226)	(323)	(481)
Other income (expense), net	9	71	347	265

Income before income taxes and
minority interest	11,166	6,401	18,297	11,559
Income tax expense	4,435	2,376	7,247	4,400

Income before minority interest	6,731	4,025	11,050	7,159
Minority interest in income of
subsidiary	(62)	-	(73)	-

Net income	$6,669	$4,025	$10,977	$7,159

Weighted average number of shares and
common equivalent shares	19,804	19,105	19,804	19,230

Earnings per share:
Basic	$0.36	$0.22	$0.59	$0.39
Diluted	$0.34	$0.21	$0.55	$0.37

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)

	November 1,	May 3,
	2003	2003
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,095	$9,277
Accounts receivable, less allowance for doubtful accounts	23,774	25,912
Current maturities of long-term receivables	3,130	2,650
Inventories	17,512	14,863
Costs and estimated earnings in excess of billings	13,667	11,467
Prepaid expenses and other	497	756
Deferred income taxes	4,361	3,801

Total current assets	75,036	68,726

Advertising rights, net	354	385
Long term receivables, less current maturities	10,885	6,711
Goodwill, net of accumulated amortization	1,083	1,043
Intangible and other assets	869	873

	13,191	9,012

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	12,381	12,281
Machinery and equipment	15,268	13,762
Office furniture and equipment	14,837	13,495
Equipment held for rental	3,697	3,476
Transportation equipment	2,677	2,185

	49,514	45,853
Less accumulated depreciation	23,830	21,064

	25,684	24,789

TOTAL ASSETS	$113,911	$102,527

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(Dollars in thousands)

	November 1,	May 3,
	2003	2003
	(unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$87	$180
Accounts payable	12,901	9,312
Accrued expenses	9,299	7,790
Current maturities of long-term debt	1,693	2,951
Billings in excess of costs and estimated earnings	4,652	5,528
Customer deposits	1,981	1,709
Income taxes payable	1,692	1,556

Total current liabilities	32,305	29,026

Long-term debt, less current maturities	1,973	5,449
Deferred revenue	1,111	1,338
Deferred income taxes	1,472	1,296

	4,556	8,083

TOTAL LIABILITIES	36,861	37,109

MINORITY INTEREST IN SUBSIDIARY	189	115

SHAREHOLDERS' EQUITY:
Common stock	15,216	14,654
Additional paid-in capital	746	746
Retained earnings	60,926	49,950
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(18)	(38)

TOTAL SHAREHOLDERS' EQUITY	76,861	65,303

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$113,911	$102,527

Daktronics, Inc.and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended
	November 1,	November 2,
	2003	2002
	(26 weeks)	(27 weeks)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,977	$7,159
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	2,991	2,746
Amortization	74	147
Minority interest in income of subsidiary	74	--
Provision for doubtful accounts	327	(446)
(Gain) loss on sale of property and equipment	(296)	616
Deferred taxes, net	(384)	(361)
Net change in operating assets and liabilities	(2,813)	615

Net cash provided by operating activities	10,950	10,476

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,280)	(2,370)
Proceeds from sale of property and equipment	667	681

Net cash used in investing activities	(3,613)	(1,689)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on notes payable	(111)	122
Proceeds from long-term debt	93	--
Principal payments on long-term debt	(4,839)	(2,200)
Proceeds from exercise of stock options and warrants	264	183

Net cash used in financing activities	(4,593)	(1,895)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	74	2

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,818	6,894

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	9,277	2,097

CASH AND CASH EQUIVALENTS END OF PERIOD	$12,095	$8,991